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                                          EXHIBIT 11
                                        SUNAMERICA INC.
                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               For the three months and six months ended March 31, 1997 and 1996
                           (In thousands, except per-share amounts)
                                                    Three months             Six months
                                                --------------------    --------------------
                                                    1997        1996        1997        1996
                                                --------    --------    --------    --------
Average number of common and common stock
  equivalent shares outstanding during
  the period:
    Common Stock issued and outstanding at
      beginning of period                        119,910     109,080     119,452     108,830
    Average number of common shares issued
      (cancelled) upon exercise of employee
      stock options or under other employee
      stock plans                                   (233)         25         183         216
    Average number of common stock equivalent
      shares arising from outstanding employee
      stock options                                3,755       4,148       3,668       3,988
    Average number of common stock equivalent
      units arising from other employee stock
      plans                                          877         450         782         450
    Average number of common shares issuable
      upon conversion of convertible preferred
      stock:
        Series D Mandatory Conversion
          Premium Dividend Preferred Stock            --         110          --       5,168
        Series E Mandatory Conversion
          Premium Dividend Preferred Stock         9,819      12,000       9,974      10,000
    Average number of shares issued upon
      redemption of Series D Depositary Shares
      on January 2, 1996                              --      10,116          --       5,058
    Average number of common stock equivalent
      shares arising from outstanding Premium
      Equity Redemption Cumulative Security
      Units                                        2,068          --       1,507          --
                                                --------    --------    --------    --------
  Average number of common and common stock
    equivalent shares outstanding during
    the period                                   136,196     135,929     135,566     133,710
                                                ========    ========    ========    ========
Earnings applicable to common stock:
  Net income                                    $ 86,834    $ 68,241    $167,202    $133,027
  Less preferred dividend requirements other
    than those related to convertible issues:
      9-1/4% Preferred Stock, Series B            (2,031)     (2,031)     (4,062)     (4,062)
      SunAmerica Adjustable Rate Cumulative
        Preferred Stock, Series C                     --        (852)        (28)     (1,704)
                                                --------    --------    --------    --------
  Net earnings applicable to common stock       $ 84,803    $ 65,358    $163,112    $127,261
                                                ========    ========    ========    ========
Net earnings per common and common
  equivalent shares                             $   0.62    $   0.48    $   1.20    $   0.95
                                                ========    ========    ========    ========

Note:   The share amounts for the three months and six months ended March 31, 1996 have been adjusted to reflect a two-for-one stock split paid in form of a stock dividend on
        August 30, 1996 to holders of record on August 21, 1996.
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